Exhibit 1.3

Amendment to the Amended and Restated Articles of Association of China Lodging Group, Limited

The Article 86(1B) shall be amended in its entirety as follows:

“86(1B) (i) For so long as Winner Crown Holdings Limited (“Winner Crown”), together with its affiliates as defined in Rule 405 under the U.S. Securities Act of 1933, as amended, continues to hold at least 15% of the Company’s outstanding ordinary shares:

(a)          Winner Crown shall have the right to appoint two (2) Directors to the Board (each a “Winner Crown Director” and, collectively, the “Winner Crown Directors”);

(b)          The Winner Crown Directors may only be removed or replaced by Winner Crown; and

(c)          Notwithstanding the foregoing, any person nominated by Winner Crown to serve as the Winner Crown Director must be accepted by a majority of the Board, in their reasonable discretion, before such nomination becomes effective.

(ii) Any amendment or revocation of this Article 86(1B) shall require the prior written consent of Winner Crown as long as Winner Crown has the right to appoint any Winner Crown Director according to this Article 86(1B).”

By adding the following Article 86(1C) immediately after Article 86(1B):

“86(1C)     For so long as AAPC Hong Kong Limited (“Accor”), together with its affiliates as defined in Rule 405 under the U.S. Securities Act of 1933, as amended, holds Ordinary Shares on an as converted basis that represent at least 8% of the Pro Forma Share Capital:

(a)          Accor shall have the right to designate one (1) Director to the Board and to any executive or management committee of the Board (the “Accor Director”);

(b)          The Accor Director may only be removed or replaced by Accor, for cause or otherwise as provided in the Securities Purchase Agreement, dated as of 14 December, 2014, by and among the Company and Accor, as the same may be amended (“Securities Purchase Agreement”); and

(c)          Notwithstanding the foregoing, any person designated by Accor to serve as the Accor Director shall be nominated and elected by the Board, provided that the Board shall only refrain from nominating and electing an Accor Director designee if it reasonably determines that such designee has a criminal record or would cause the Company to violate any anti-corruption rules or to lose any material licenses.

(d)          In the event of a Founder Departure, the Company shall; (i) notify Accor within 10 days thereof; (ii) procure that a representative designated by Accor be appointed as a member of the nomination committee or other committee of the Board authorized to appoint the successor or any person assuming any of his material duties or responsibilities; and (iii) promptly (but no later than the time such information is provided to any other members of the Board or its nomination committee) share with the Accor Director all relevant information with respect to any potential candidates provided to any other members of the Board or its nomination committee).

(e)          At Accor's expense, the Accor Director shall have the right to be accompanied to any Board and, if applicable, committee meetings by a translator of his or her choice.

(f)          Accor’s rights pursuant to this Article 86(1C) shall terminate upon the earliest to occur of any termination event as provided in clause 2 or clause 8 of the Voting and ROFR Agreement (the “Voting and ROFR Agreement”), by and among the Company, Accor and various other parties, to be executed in the form attached as Exhibit E (as the same may be amended) to the Master Purchase Agreement (the “Master Purchase Agreement”) among AAPC Singapore Pte., Ltd., Accor and the Company, dated as of December 14, 2014, as the same may be amended.

For the purposes of this provision, “Pro Forma Share Capital” shall mean the sum of: (i) 251,586,959 Ordinary Shares, (ii) the “Purchased Shares” and “Top-Up Shares” (as defined therein) purchased by Accor or its Affiliates pursuant to the Securities Purchase Agreement, and (iii) any Ordinary Shares or other Securities issued after the closing of the transactions contemplated by the Securities Purchase Agreement and Master Purchase Agreement as part of any issuances of securities by the Company in which Accor was entitled to participate on a pro-rata basis (each as adjusted for stock splits, dividends, recapitalizations and the like).

(g)          Any amendment or revocation of this Article 86(1C) shall require the prior written consent of Accor as long as Accor’s rights pursuant to this Article 86(1C) have not terminated.

Unless otherwise defined herein all capitalized terms in this Article 86(1C) shall have the meaning ascribed to them in the Voting and ROFR Agreement.